UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/03/2005

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31719

DE	134204626
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Golden Shore Drive
Long Beach, CA 90802-4202
(Address of principal executive offices, including zip code)

562 435 3666
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 4, 2005, Steven Orlando was elected as a Class III director by the Company's Board of Directors. The term of the Company's Class III directors will expire at the Company's 2008 annual meeting. Mr. Orlando, age 54, has over 30 years of business and corporate finance experience. From 1988 to 1994 and from 2000 to the present, Mr. Orlando has operated his own management and business consulting practice, Orlando Consulting. From 1997 to 2000, he served as the chief financial officer of System Integrators, Inc., an international software company. Mr. Orlando has served on multiple corporate boards, including serving as chairman of the audit committee for a Nasdaq-listed corporation. Mr. Orlando is a certified public accountant. There are no arrangements or understandings between Mr. Orlando and the Company or its officers or directors pursuant to which Mr. Orlando was selected as a director.

Effective November 7, 2005, Terry P. Bayer has been appointed as the Company's Chief Operating Officer. She had formerly served as the Company's Executive Vice President, Health Plan Operations. In addition to her oversight of the operations of the Company's health plans, Ms. Bayer will also assume responsibility for the Company's Shared Services unit which will continue to be led by Sheila Shapiro, Executive Vice President, Shared Services. The employment of Ms. Bayer is not subject to an employment agreement.

On November 3, 2005, George S. Goldstein, Ph.D., a Class I Company director, gave notice to the Board of Directors that he is resigning from the Board effective immediately. He also resigned his executive position. Mr. Goldstein will remain affiliated with the Company as a special advisor to the Chairman of the Board, and as a member of the board of the Company's New Mexico subsidiary.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: November 09, 2005	By:	/s/ Mark L. Andrews
Mark L. Andrews
Executive Vice President, General Counsel